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     PRICING SUPPLEMENT NO. 107                              Rule 424(b)(3)
     DATED: November 21, 1996                            File No. 333-03685
     (To Prospectus dated May 23, 1996
     and Prospectus Supplement dated May 23, 1996)

                               $4,954,795,162
                      THE BEAR STEARNS COMPANIES INC.
                        MEDIUM-TERM NOTES, SERIES B
          WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE

 Principal Amount:            Floating Rate Notes Book Entry Notes
 $5,000,000                   [_]                 [x]

 Original Issue Date:         Fixed Rate Notes    Certificated Notes
 11/26/96                     [x]                 [_]

 Maturity Date: 11/26/2001

 Option to Extend Maturity:   No  [x]

                              Yes [_]   Final Maturity Date:

                                      Optional           Optional
                    Redemption        Repayment          Repayment
 Redeemable On      Price(s)          Date(s)            Price(s)
 -------------      --------          -------            --------

 *                  100%              N/A                N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:  6.47%

Interest Payment Dates:  **

Applicable Only to Floating Rate Notes:
--------------------------------------

 Interest Rate Basis:                  Maximum Interest Rate:

 [_]  Commercial Paper Rate            Minimum Interest Rate:

 [_]  Federal Funds Rate               Interest Reset Date(s):

 [_]  Treasury Rate                    Interest Reset Period:

 [_]  LIBOR Reuters                    Interest Payment Date(s):

 [_]  LIBOR Telerate

 [_]  Prime Rate

 [_]  CMT Rate

 Initial Interest Rate:                Interest Payment Period:

 Index Maturity:

 Spread (plus or minus):

-------------------------
* Commencing November 26, 1997 and on the 26th of February, May, August and November in each year thereafter, the Notes may be called at 100% of the principal amount, in whole but not in part, at the option of the Company on five days' notice.

**   The 26th of May and November in each year, commencing 05/26/97.

The Agent has agreed to purchase the Notes at 100% of their principal amount. The purchase price has been determined in light of the value to the Agent of a swap entered into by the Company and an affiliate of the Agent. The Agent will resell the Notes at prevailing market rates, which may be greater or less than the purchase price therefor paid by the Agent.

The distribution of Notes will conform to the requirements set forth in the applicable sections of Schedule E to the By-laws of the National
Association of Securities Dealers, Inc.

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